Exhibits 5 and 23.2

Robert W. Olson

Senior Vice President, General Counsel, and Secretary

Chiquita Brands International Inc.

250 East Fifth Street

Cincinnati, Ohio 45202

June 30, 2006

Securities & Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Chiquita Stock and Incentive Plan

Dear Sir or Madam:

I have acted as counsel to Chiquita Brands International, Inc., a New Jersey corporation (“Chiquita”), in connection with the registration of an additional 3,500,000 shares of Chiquita’s Common Stock, $.01 par value (the “Shares”), which may be issued pursuant to the Chiquita Stock and Incentive Plan (the “Plan”).

I have examined such records and documents and have made such investigations of law and fact as I have deemed necessary for purposes of this opinion and, based upon such review, I am of the opinion that the Shares will be, when issued in accordance with the terms of the Plan, legally issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement on Form S-8 to be filed by Chiquita to effect registration under the Securities Act of 1933 of the Shares.

Very truly yours,

/s/ Robert W. Olson